EXHIBIT 2.1



                                   SHARE EXCHANGE AGREEMENT dated as of May 1,
                              2002, among COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV, a Brazilian corporation ("AmBev") and QUILMES INDUSTRIAL (QUINSA) SOCIETE ANONYME, a Luxembourg corporation ("Quinsa").


          WHEREAS AmBev desires to contribute to Quinsa, and Quinsa desires to accept as a contribution from AmBev, all the shares of capital stock of the subsidiary or subsidiaries of AmBev which manufacture, market, sell or distribute beer in Argentina, Uruguay, Paraguay and Bolivia in exchange for shares of capital stock of Quinsa.

          WHEREAS certain terms used in this Agreement are defined in Section 8.06(b) and all other capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Stock Purchase Agreement dated as of the date hereof between the Beverage Associates (BAC) Corp. and AmBev (the "Stock Purchase Agreement").

          Accordingly, the parties hereby agree as follows:

                                   ARTICLE I

                              The Exchange; Closing

          SECTION 1.01. The Exchange. (a) On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 1.02), AmBev shall contribute, transfer and deliver or cause to be contributed, transferred and delivered to Quinsa or, at the direction of Quinsa, to one or more subsidiaries of Quinsa, the Southern Holding Shares, and against the receipt of evidence that the Southern Shares have been so contributed, Quinsa shall issue, transfer and deliver to AmBev the Quinsa Shares in registered form, as set forth below in Section 1.03. The contribution of the Southern Holding Shares by AmBev to Quinsa or such subsidiaries in exchange for the issuance, transfer and delivery by Quinsa to AmBev of the Quinsa Shares is referred to in this Agreement as the "Southern Exchange". The "Southern Holding Shares" means all the issued and outstanding shares of the Southern Business Holding Company (as defined in Section 1.01(b)). The "Southern Companies" means Linthal S.A., La Luisiana S.A., Special Purpose Vehicle Salus S.A., Compania Salus


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S.A, CCBA S.A. and CCBP S.A. and any direct or indirect subsidiaries thereof after giving effect to the Restructuring. The "Southern Shares" means the Southern Holding Shares and the shares of the other Southern Companies. The "Quinsa Shares" means, collectively, 26,388,914 Class B shares, without par value (the "Class B shares"), of Quinsa.

          (b) The Restructuring. Prior to the Closing, AmBev shall organize, or cause to be organized, under the laws of Uruguay, a direct or indirect, wholly owned subsidiary of AmBev (the "Southern Business Holding Company") and shall transfer, or cause to be transferred, to the Southern Business Holding Company the Southern Business Assets, in accordance with the restructuring plan attached hereto as Exhibit A (the "Restructuring Plan"); provided that AmBev shall have the right to make such changes in the Restructuring Plan as it deems appropriate so long as such changes would not impose on Quinsa any material tax or other liabilities that would not be imposed on Quinsa under the Restructuring Plan, would not materially delay consummation of the Closing and would not otherwise materially and adversely affect Quinsa. The "Southern Business Assets" means (i) all of the capital stock of Linthal S.A., La Luisiana S.A., Special Purpose Vehicle Salus S.A., Compania Salus S.A., CCBA S.A. and CCBP S.A. owned, directly or indirectly, by AmBev or any of its affiliates, (ii) all of the assets and, except as otherwise contemplated by Section 2.06, all of the liabilities of the Southern Companies used primarily in connection with or relating to the Southern Beer Business and (iii) all other assets and, except as contemplated by Section 2.06, all liabilities of AmBev and its affiliates used or held for use primarily in connection with, or relating primarily to, the Southern Beer Business, including, without limitation, all rights of AmBev and its affiliates under the shareholders agreements listed in Schedule 2.04. The "Restructuring" means consummation of the transactions contemplated by the Restructuring Plan as such Plan may be changed in accordance with this Section 1.01(b). The "Southern Beer Business" means the manufacture, marketing, sale or distribution of beer by AmBev and its affiliates in Argentina, Chile, Paraguay, Uruguay and Bolivia; provided that the Southern Beer Business shall not include the production or distribution of malt and water in Uruguay.


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          SECTION 1.02. Closing Date. The closing of the Southern Exchange (the
"Closing") shall take place at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019, at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Article VI, or at such other place, time and date as shall be agreed between AmBev and Quinsa; provided that the delivery of the Quinsa Shares shall take place in Luxembourg at the offices of Bonn Schmitt Steichen on the date and at the time specified above. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

          SECTION 1.03. Transactions to be Effected at the Closing. At the
Closing:

          (a) AmBev shall contribute and transfer to Quinsa and shall deliver to Quinsa (i) certificates representing the Southern Holding Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer tax stamps, if any, affixed (or, if any of the Southern Holding Shares are uncertificated, evidence of the registration in Quinsa's name (or, if so directed by Quinsa, in the name of one or more of Quinsa's subsidiaries) of such Southern Holding Shares, together with evidence of the payment of any required transfer taxes) and (ii) such other documents as Quinsa or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement; and

          (b) Quinsa, upon receipt of evidence that the Southern Shares have been contributed to it, shall issue and transfer to AmBev and shall deliver to AmBev (i) evidence of the registration of AmBev or its designee as holder of the Quinsa Shares in the share register of Quinsa and (ii) such other documents as AmBev or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.



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                                   ARTICLE II

                         Representations and Warranties
                    Relating to AmBev and Southern Companies

          AmBev hereby represents and warrants to Quinsa, as of the date of this Agreement and as of the Closing Date, as follows:

          SECTION 2.01. Organization; Standing and Power. Each of AmBev and each of the Southern Companies is, or will be, as of the Closing Date, duly organized and validly existing and, except when not applicable in its jurisdiction of incorporation, in good standing under the laws of the jurisdiction in which it is organized and has power (corporate or otherwise) and authority and possesses, or will possess, as of the Closing Date, all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets, and to conduct its businesses as presently conducted and as proposed to be conducted as of the Closing Date in
Section 2.06, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect (a) on the business, assets, condition (financial or otherwise) or results of operations of AmBev and its subsidiaries, taken as a whole; (b) on the ability of AmBev to perform its obligations under this Agreement (including the Restructuring) and the other Operative Agreements, to which it is, or is specified to be, a party,
(c) on the ability of AmBev to consummate the transactions contemplated by this Agreement (including the Restructuring) and the other Operative Agreements (collectively, the "Transactions") to which it is, or is specified to be, a party or (d) on the Southern Beer Business, including the business, assets, condition (financial or otherwise) or results of operations of the Southern Companies, taken as a whole; provided that, with respect to the foregoing clauses (a), (b), (c) and (d), any such effect arising as a result of general economic conditions, political or governmental or regulatory actions (other than the nationalization or expropriation of assets), changes or developments in monetary policy (including currency devaluations) or inflation in Argentina, Brazil or any of the other jurisdictions in which AmBev and its subsidiaries conduct business shall not


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constitute an "AmBev Material Adverse Effect" or a "Southern Material Adverse
Effect", as the case may be (any of the effects described in clauses (a), (b) or (c), an "AmBev Material Adverse Effect", and any of the effects described in clause (d), a "Southern Material Adverse Effect"). Each of AmBev and the Southern Companies is, or will be, as of the Closing Date, duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties (including, as of the Closing Date, the assets to be held by the Southern Companies as a result of the Restructuring), makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, have not had or would not reasonably be expected to have an AmBev Material Adverse Effect or a Southern Material Adverse Effect. AmBev has delivered to Quinsa true and complete copies of the articles of incorporation, by-laws, charter or other constituent documents of AmBev and each of the Southern Companies in existence as of the date hereof, in each case as amended through the date of this Agreement. Prior to the Closing, AmBev will deliver to Quinsa true and complete copies of the articles of incorporation, by-laws or other constituent documents of each of the Southern Companies that were not delivered to Quinsa prior to the date hereof. The jurisdiction in which each of the Southern Companies existing as of the date hereof is organized is set forth opposite its name in Schedule 2.01.

          SECTION 2.02. Authority; Execution and Delivery; Enforceability. AmBev has full power and authority to execute this Agreement, the Shareholders Agreement, the Stock Purchase Agreement, the AmBev Shareholders Agreements, the Registration Rights Agreement, the License Agreement, the Distribution Agreement and the other agreements and instruments to be executed and delivered in connection with or as contemplated by this Agreement or such other agreements or instruments (collectively, the "Operative Agreements") to which it is, or is specified to be, a party and to consummate the Transactions. The execution and delivery by AmBev of this Agreement and the other Operative Agreements to which it is, or is specified to be, a party and the consummation by AmBev of the Transactions have been duly authorized by all necessary corporate action. AmBev has duly executed and delivered this Agreement and on or prior to the Closing will have


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duly executed and delivered each other Operative Agreement specified to be delivered on or before the Closing to which it is, or is specified to be, a party, and this Agreement constitutes, and each other Operative Agreement to which it is, or is specified to be, a party will as of the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and equitable principles of general applicability.

          SECTION 2.03. No Conflicts; Consents. The execution and delivery by AmBev of this Agreement do not, the execution and delivery by AmBev of each other Operative Agreement to which it is, or is specified to be, a party will not, and the consummation of the Transactions and compliance by AmBev with the terms hereof and thereof will not contravene, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, require the consent of any person under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, require the consent of any person under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any mortgages, liens, security or other interests, charges, easements, leases, subleases, covenants, rights of way, options, claims, restrictions or encumbrances of any kind (collectively, "Liens") upon any of the properties or assets of AmBev or any of the Southern Companies under any provision of (i) the charter documents or by-laws of AmBev or any of the Southern Companies, (ii) any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement (a "Contract") to which AmBev or any of the Southern Companies (after giving effect to the Restructuring) is a party or by which any of their respective properties or assets (after giving effect to the Restructuring) are bound or (iii) any judgment, order or decree ("Judgment") or statute, law (including common law), ordinance, rule or regulation ("Applicable Law") applicable to AmBev or any of the Southern Companies (after giving effect to the Restructuring) or their respective properties or assets (after giving effect to the Restructuring), other than, in the case of clauses (ii) and (iii) above, any such items (including Liens) that, individually or in the aggregate, have not had or would not reasonably be expected to have an


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AmBev Material Adverse Effect or a Southern Material Adverse Effect. No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, any national, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required to be obtained or made by or with respect to AmBev or any of the Southern Companies in connection with (i) the execution, delivery and performance of this Agreement or any Operative Agreement or the consummation of the Southern Exchange or the other Transactions to be consummated by AmBev or its subsidiaries, or (ii) the ownership by Quinsa of the Southern Shares following the Closing, other than (A) compliance with and filings under applicable antitrust laws required for the consummation of the Transactions (the "Antitrust Laws"), or (B) compliance with and filings under
Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and the securities laws of Brazil.

          SECTION 2.04. Capital Stock of the Southern Companies. AmBev, directly or through one or more subsidiaries, has good and valid title to the Southern Shares, free and clear of all Liens. Assuming Quinsa or its subsidiaries, as applicable, has or will have as of the Closing, the requisite power and authority to be the lawful owner of the Southern Holding Shares, upon delivery to Quinsa or the subsidiaries at the Closing of certificates representing the Southern Holding Shares, duly endorsed by AmBev for transfer to Quinsa or such subsidiaries (or, if any of the Southern Holding Shares are uncertificated, the registration in Quinsa's or such subsidiaries' names of the Southern Holding Shares), and upon AmBev's receipt of the Quinsa Shares, good and valid title to the Southern Holding Shares will pass to Quinsa or such subsidiaries, free and clear of any Liens, other than those arising from acts of Quinsa or its affiliates. Other than this Agreement and the Contracts described on Schedule 2.04, the Southern Holding Shares are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Southern Shares. Except for the Southern Shares, there are no shares of capital stock or other equity or voting securities of any of the Southern Companies issued, reserved for issuance or outstanding. The Southern Shares and any other equity or voting


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securities of the Southern Companies are or will be, as of the Closing, duly authorized, validly issued, fully paid and nonassessable and, except as contemplated by the Operative Agreements, are not subject to and were not and will not be, issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any national, state, local or foreign law, the charter documents or by-laws of any of the Southern Companies or any Contract to which any of the Southern Companies is a party or otherwise bound. There are not and will not be, as of the Closing, any bonds, debentures, notes or other indebtedness of any of the Southern Companies having the right to vote (or convertible into, or exchangeable for, securities of any of the Southern Companies having the right to vote) on any matters on which holders of Southern Shares may vote ("Voting Southern Debt"). Except as set forth above, and as contemplated by the Operative Agreements, there are not and there will not be, as of the Closing any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind (collectively, "Rights") to which any of the Southern Companies or any of their respective subsidiaries is or will be, as of the Closing, a party or by which any of them is or will be, as of the Closing, bound (i) obligating any of the Southern Companies or any of their respective subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, any of the Southern Companies or of any of their respective subsidiaries or any Voting Southern Debt, (ii) obligating any of the Southern Companies or any of their respective subsidiaries to issue, grant, extend or enter into any such Rights or (iii) giving any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the Southern Shares. There are not and will not be, as of the Closing, any outstanding contractual obligations of any of the Southern Companies or any of their respective subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock from them or any of their subsidiaries.


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          SECTION 2.05. Securities Act. The shares to be acquired by AmBev pursuant to the Southern Exchange will be acquired for investment only and not with a view to any public distribution thereof, and AmBev will not offer to sell or otherwise dispose of such shares so acquired by it in violation of any of the registration requirements of the Securities Act of 1933 (the "Securities Act").

          SECTION 2.06. Southern Business. As of the Closing Date, the Southern Business Holding Company will hold, directly or indirectly, all of the Southern Business Assets; provided that, as of the Closing Date, the consolidated net debt of the Southern Business Holding Company and its subsidiaries will be zero, except for such amount as is owed by the Southern Business Holding Company pursuant to Section 5.06 hereof. For purposes of the foregoing sentence, the term "net debt" shall mean the excess of total consolidated financial debt payable as of such date (determined in accordance with GAAP) over the sum of the aggregate amount of consolidated cash, cash equivalents and marketable securities as of such date (determined in accordance with GAAP).

          SECTION 2.07. Financial Statements. The financial statements of the Southern Companies set forth in Schedule 2.07 have been prepared in accordance with generally accepted accounting principles in their respective principal country of operation, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of each such entity as of the dates thereof and the results of their operations and cash flows for the periods shown.

          SECTION 2.08. Absence of Certain Changes or Events. Since December 31, 2001, the business of the Southern Companies has been conducted only in the ordinary course prior to the date of this Agreement and during such period there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Southern Material Adverse Effect.

          SECTION 2.09. Brokers or Finders. No agent, broker, investment banker or other firm or person retained, directly or indirectly, by or on behalf of AmBev or its affiliates is or will be entitled to any broker's or finder's fee or any other commission or similar fee in


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connection with any of the Transactions, except Lazard Freres & Co. LLC. The
Southern Companies will pay 20% and AmBev will pay 80% of such fees.

          SECTION 2.10. Sales and Assets in the United States. With respect to AmBev and its subsidiaries combined, neither (a) the aggregate total annual sales for the year ended December 31, 2001 nor (b) the aggregate total assets as of December 31, 2001, in each case exceeded US$50 million.

                                  ARTICLE III

                Representations and Warranties Relating to Quinsa

          Quinsa represents and warrants to AmBev, as of the date of this Agreement and as of the Closing Date, as follows:

          SECTION 3.01. Organization; Standing and Power. Each of Quinsa and its subsidiaries is duly organized and validly existing and, except when not applicable in its jurisdiction of incorporation, in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect (a) on the business, assets, condition (financial or otherwise) or results of operations of Quinsa and its subsidiaries, taken as a whole, (b) on the ability of Quinsa to perform its obligations under this Agreement and the other Operative Agreements to which it is, or is specified to be, a party or (c) on the ability of Quinsa to consummate the Transactions to which it is, or is specified to be, a party; provided that, with respect to the foregoing clauses (a), (b) and (c), any such effect arising as a result of general economic conditions, political or governmental or regulatory actions (other than the nationalization or expropriation of assets), changes or developments in monetary policy (including currency devaluations) or inflation in Argentina or any of the other


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jurisdictions in which Quinsa and its subsidiaries conduct business shall not constitute a "Quinsa Material Adverse Effect" (any of the effects described in clauses (a), (b) or (c), a "Quinsa Material Adverse Effect"). Each of Quinsa and its subsidiaries is duly qualified to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, have not had or would not reasonably be expected to have, a Quinsa Material Adverse Effect. Quinsa has delivered to AmBev, or will deliver to AmBev prior to Closing, true and complete copies of the articles of incorporation, by-laws or other constituent documents of Quinsa and its subsidiaries, in each case as amended through the date of delivery thereof.

          SECTION 3.02. Authority; Execution and Delivery; Enforceability. Quinsa has full power and authority to execute this Agreement, each of the other Operative Agreements to which it is, or is specified to be a party, and to consummate the Transactions to which it is, or is specified to be, a party. The execution and delivery by Quinsa of this Agreement and each of the other Operative Agreements to which it is, or is specified to be, a party and the consummation by Quinsa of the Transactions to which it is, or is specified to be, a party have been duly authorized by all necessary corporate action, except for the notarial deed recording the issuance of the Quinsa Shares, as required upon such issuance by Quinsa's articles of incorporation. Quinsa has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each other Operative Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each other Operative Agreement to which it is, or is specified to be, a party will as of the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and equitable principles of general applicability.

          SECTION 3.03. No Conflicts; Consents. The execution and delivery by Quinsa of this Agreement do not, the execution and delivery by the Sellers of the Stock


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Purchase Agreement do not, the execution and delivery by Quinsa of each
Operative Agreement to which it is, or is specified to be, a party will not, the execution and delivery by Seller of each Operative Agreement to which Seller is, or is specified to be, a party will not, and the consummation of the Transactions to which Quinsa or Seller is, or is specified to be, a party and compliance by Quinsa and Seller with the terms hereof and thereof will not contravene, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, require the consent of any person under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, require the consent of any person under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Quinsa or any of its subsidiaries under, any provision of (a) the articles of incorporation of Quinsa or any of its subsidiaries, (b) any Contract to which Quinsa or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (c) any Judgment or Applicable Law applicable to Quinsa or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (b) and (c) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Quinsa Material Adverse Effect. Except for the notarial deed recording the issuance of the Quinsa Shares, as required upon such issuance by Quinsa's articles of incorporation, no Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Quinsa or any of its subsidiaries in connection with;

          (i) the execution, delivery and performance of this Agreement or any Operative Agreement to which Quinsa or any of its subsidiaries is, or is specified to be, a party or the consummation of the Southern Exchange or the other Transactions to be consummated by Quinsa or its subsidiaries, or

          (ii) the ownership by AmBev of the Quinsa Shares following the Closing, other than (A) compliance with and filings under the Antitrust Laws, or (B) compliance with and filings under the Exchange Act and the securities laws of Luxembourg and Argentina.


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          SECTION 3.04. Capital Stock of Quinsa and its Subsidiaries. Assuming
AmBev (or its assignee in accordance with Section 8.02) has the requisite power and authority to be the lawful owner of the Quinsa Shares, upon registration of AmBev or its assignee as holder of the Quinsa Shares in the share register of Quinsa, against Quinsa's receipt of the Southern Holding Shares, good and valid title to the Quinsa Shares will pass to AmBev (or such assignee), free and clear of any Liens, other than those arising from acts of AmBev or its affiliates. Other than pursuant to the Operative Agreements, the Quinsa Shares will not be subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Quinsa Shares. As of the date hereof, the authorized capital stock of Quinsa amounts to $400,000,000 and is represented by Class A shares and Class B shares, in each case without par value, which, as presently subscribed, amount to a total of 8,729,308,855 shares, and there are issued and outstanding 647,617,374 Class A shares and 43,388,205 Class B shares (excluding the Quinsa Shares) (such issued and outstanding Shares, the "Outstanding Quinsa Capital Stock"). Except for the Outstanding Quinsa Capital Stock and the Quinsa Shares, there are no shares of capital stock or other equity or voting securities of Quinsa issued or outstanding. The Outstanding Quinsa Capital Stock and any other equity or voting securities of Quinsa are, and upon issuance the Quinsa Shares will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to ownership thereof and, except as contemplated by the Operative Agreements, the Outstanding Quinsa Capital Stock is not, and upon issuance the Quinsa Shares will not be, subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any national, state, local or foreign law, articles of incorporation of Quinsa or any of its subsidiaries or any Contract to which Quinsa or any of its subsidiaries is a party or otherwise bound. The Quinsa Shares will not be subject to or issued in violation of any preemptive right. All the subsidiaries of Quinsa are listed in Schedule 3.04. All the outstanding shares of capital stock of each subsidiary of Quinsa have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights and, except as set forth in Schedule


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3.04, are owned, beneficially and of record by Quinsa or one of its subsidiaries. There are not any bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Quinsa Capital Stock may vote ("Voting Quinsa Debt"). Except as set forth above and as contemplated by the Operative Agreements, as of the date of this Agreement, there are not any Rights to which Quinsa or any of its subsidiaries is a party or by which any of them is bound (a) obligating Quinsa or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Quinsa or of any of its subsidiaries or any Voting Quinsa Debt, (b) obligating Quinsa or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) giving any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the Quinsa Capital Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of Quinsa or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Quinsa or any of its subsidiaries.

          SECTION 3.05. Private Offering. None of Quinsa, its affiliates and their representatives has issued, sold or offered any security of Quinsa to any person under circumstances that would cause the sale of the Quinsa Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act. None of Quinsa, its affiliates and their representatives will offer the Quinsa Shares or any part thereof or any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, anyone so as to make the issuance and sale of the Quinsa Shares subject to the registration requirements of Section 5 of the Securities Act. Assuming the representations of AmBev contained in Section 2.05 are true and correct, the sale and delivery of the Quinsa Shares hereunder are exempt from the registration and prospectus delivery requirements of the Securities Act.

          SECTION 3.06. SEC Documents. (a) Quinsa has filed all reports, schedules, forms, statements and other documents required to be filed by Quinsa with the Securities and Exchange Commission (the "SEC") since January 1, 2001, pursuant to Sections 13(a) and 15(d) of the Exchange Act (the "Quinsa SEC Documents").

          (b) As of its respective date, each Quinsa SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Quinsa SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Quinsa included in the Quinsa SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with accounting principles generally accepted in Luxembourg ("Luxembourg GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Quinsa and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          SECTION 3.07. Absence of Certain Changes or Events. Except as disclosed in the Quinsa SEC Documents filed and publicly available prior to the date of this Agreement since December 31, 2000, Quinsa has conducted its business only in the ordinary course, and during such period there has not been:

          (a) any event, change, effect or development that, individually or in the aggregate, have had or would reasonably be expected to have a Quinsa Material Adverse Effect;

          (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Quinsa Capital Stock or any repurchase for value by Quinsa of any Quinsa Capital Stock or Rights;

          (c) any issuance, split, combination or reclassification of any Quinsa Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Quinsa Capital Stock or Rights;

          (d) (i) any granting by Quinsa or any of its subsidiaries to any director or executive officer, officer or employee of Quinsa or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as required under employment agreements in effect as of December 31, 2000, (ii) any granting by Quinsa or any of its subsidiaries to any such director or executive officer, officer or employee of any increase in severance or termination pay, except as required under any employment, severance or termination agreements in effect as of December 31, 2000 or (iii) any entry by Quinsa or any of its subsidiaries into, or any amendment of, any employment, severance or termination agreement with any such director or executive officer, officer or employee; or

          (e) any change in accounting methods, principles or practices by Quinsa or any of its subsidiaries materially affecting the consolidated assets, liabilities or results of operations of Quinsa, except insofar as may have been required by a change in Luxembourg GAAP or United States generally accepted accounting principles ("GAAP").

          SECTION 3.08. Securities Act. The Southern Shares to be acquired by Quinsa or its subsidiaries pursuant to the Southern Exchange will be acquired for investment only and not with a view to any public distribution thereof, and Quinsa or its subsidiaries, as applicable, shall not offer to sell or otherwise dispose of such shares so acquired by it in violation of any of the registration requirements of the Securities Act.

          SECTION 3.09. Brokers or Finders. No agent, broker, investment banker or other firm or person retained, directly or indirectly, by or on behalf of Quinsa or its affiliates is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions, except Goldman

Sachs & Co. No more than 20% of the aggregate total amount of fees owed by Quinsa and BAC to Goldman Sachs & Co. will be paid by Quinsa.

          SECTION 3.10. Sales and Assets in the United States. With respect to Quinsa and its subsidiaries combined, neither (a) the aggregate total annual sales for the year ended December 31, 2001 nor (b) the aggregate total assets as of December 31, 2001, in each case exceeded US$40 million.

                                   ARTICLE IV

                             [INTENTIONALLY DELETED]

                                   ARTICLE V

                                    Covenants

          SECTION 5.01. Covenants Relating to Conduct of Business. (a) Except otherwise expressly permitted by the terms of this Agreement and the other Operative Agreements, and as may be required in connection with, or as a result of, significant material adverse changes in the general economic conditions, political or governmental or regulatory actions, changes or developments in monetary policy (including currency devaluations) or inflation in Argentina, Brazil or any of the other jurisdictions in which Quinsa, AmBev or their respective subsidiaries conduct business, from the date of this Agreement to the Closing, Quinsa shall cause its business and the business of its subsidiaries, and AmBev shall cause the businesses of the Southern Companies and their respective subsidiaries, to be conducted in the usual, regular and ordinary course in substantially the same manner as previously conducted (including with respect to research and development efforts, advertising, promotions, capital expenditures and inventory levels) and use all reasonable efforts to keep intact their respective businesses, keep available the services of their current employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others with whom they deal to the end that their respective businesses shall be unimpaired at the Closing; provided, however, that the parties shall not be obligated to, directly or indirectly, provide any funds to their subsidiaries. Quinsa and AmBev shall not, and shall not permit their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the conditions to the Southern Exchange set forth in Article VI not being satisfied. In addition (and without limiting the generality of the foregoing), except as otherwise expressly permitted or required by the terms of this Agreement (including subject to Section 5.05, as necessary to comply with the Antitrust Laws and the Restructuring), from the date of this Agreement to the Closing, Quinsa shall not, and shall not permit any of its subsidiaries to, and AmBev shall not permit any of the Southern Companies or any of their respective subsidiaries to, do any of the following without the prior written consent of the other party:

          (i) amend its charter documents or by-laws;

          (ii) declare or pay any dividend or make any other distribution to its shareholders whether or not upon or in respect of any shares of its capital stock; provided, however, that (A) dividends and distributions may continue to be made by subsidiaries to their parents or to other subsidiaries and
     (B) dividends and distributions of cash may continue to be made by Quinsa to its shareholders in amounts and at times consistent with past practice;

          (iii) in the case of Quinsa only, redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

          (iv) adopt or amend any benefit plan (or any plan that would be a benefit plan if adopted) or enter into, adopt, extend, renew or amend any collective bargaining agreement or other Contract with any labor organization, union or association, except in each case in the ordinary course of business consistent with past practice or as required by Applicable Law;

          (v) (A) grant to any executive officer or employee any increase in compensation or benefits, except in the ordinary course of business consistent with past practice or as may be required under existing agreements or Applicable Law, (B) grant to any executive officer or employee any increase in severance or termination pay, except to the extent required under any existing agreements or Applicable Law, (C) enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, or executive officer or (D) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or company benefit plan;

          (vi) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than (A) in the ordinary course of business and consistent with past practice, and (B) in the case of Quinsa and its subsidiaries, liabilities and obligations incurred in connection with the restructuring or refinancing of existing indebtedness for borrowed money (provided the aggregate principal amount thereof is not increased by any material amount);

          (vii) permit, allow or suffer any of its assets to become subjected to any material Lien of any nature, other than, in the case of Quinsa and its subsidiaries, in connection with any restructuring or refinancing of indebtedness for borrowed money;

          (viii) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value owed to, or held by, Quinsa or one of its subsidiaries or the Southern Companies, as the case may be;

          (ix) pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with any of its affiliates, except for (A) intercompany transactions between Quinsa or AmBev, as the case may be, and their respective subsidiaries and between such subsidiaries, and (B) dividends and distributions permitted under clause (ii) above;

          (x) make any change in any method of accounting or accounting practice or policy other than those required by GAAP and, in the case of Quinsa, those required by Luxembourg law or Luxembourg GAAP and, the case of AmBev and the Southern Companies, those required by Brazilian law or Brazilian GAAP;

          (xi) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

          (xii) make or incur any capital expenditures, including the acquisition of material assets (but excluding purchases of inventory in the ordinary course of business), that in the case of the Southern Companies is in the aggregate in excess of US$4,500,000 or in the case of Quinsa, exceeds by US$15,000,000 the amounts contemplated in the most recent Quinsa annual budget;

          (xiii) sell, lease, license or otherwise dispose of any of its assets that are material, individually or in the aggregate, to Quinsa or the Southern Companies, as applicable, and their respective subsidiaries, taken as a whole, except inventory and obsolete or excess equipment sold in the ordinary course of business consistent with past practice; or

          (xiv) authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

          (b) Advise of Changes. Each party shall promptly give written notice to the other of the occurrence of any matter or event, which has had, or would reasonably be expected to have, an AmBev Material Adverse Effect, a Southern Material Adverse Effect or a Quinsa Material Adverse Effect, as the case may be.

          (c) Affirmative Covenants. Until the Closing, AmBev shall cause the Southern Companies and their respective subsidiaries, and Quinsa shall and shall cause its subsidiaries, to:

          (i) maintain their respective assets in the ordinary course of business in good operating order and condition, reasonable wear and tear excepted; and

          (ii) upon any damage, destruction or loss to any material asset, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such asset before such event or, if required, to such other (better) condition as may be required by Applicable Law, in each case, to the extent commercially reasonable in the reasonable judgment of management of AmBev or Quinsa, as the case may be, consistent with past practice in the ordinary course of business.

          (d) Consultation. To the extent permitted by applicable law, in connection with the continuing operation of the business of Quinsa, the Southern Companies and their respective subsidiaries between the date of this Agreement and the Closing, both parties shall use reasonable efforts to consult in good faith on a regular and frequent basis with the representatives of the other to report material operational developments and the general status of ongoing operations pursuant to procedures reasonably requested by such representatives. Each party acknowledges that any such consultation shall not constitute a waiver by it of any rights it may have under this Agreement or any other Operative Agreement, and that it shall not have any liability or responsibility for any actions of the other or any of its officers or directors with respect to matters that are the subject of such consultations unless such party expressly consents to such action in writing.

          SECTION 5.02. No Solicitation. (a) From the date of this Agreement until the Closing Date, Quinsa shall not, and shall not permit its affiliates to, directly or indirectly, or authorize or permit any officer, director or employee of it or its affiliates or any investment banker, attorney, accountant or other representative (the "Quinsa Representatives") of it or its affiliates to (i) solicit, initiate or encourage any other bid, (ii) enter into any agreement with respect to any other Quinsa bid, (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any other Quinsa bid or (iv) disclose any intention or plan inconsistent with the foregoing; provided that Quinsa and the Quinsa Representatives may comply, to the extent required by the opinion of its counsel, with any order of any court of competent jurisdiction, the Luxembourg Stock Exchange, the supervisory authority, any administrative agency or commission or other governmental authority or instrumentality or as expressly required by any applicable law or regulation adopted after the date hereof. Notwithstanding the foregoing, from the date of this Agreement until the Closing Date, Quinsa may, jointly with AmBev, and may permit the Quinsa Representatives, jointly with AmBev, to, discuss with Heineken NV and its affiliates ("Heineken"), Heineken's rights under contracts among Heineken, BAC and Quinsa that are in effect as of the date of this Agreement and enter into discussions, negotiations and agreements relating to the resolution of these rights; provided that Quinsa will not, and will not permit the Quinsa Representatives to, enter into any agreement with Heineken that is inconsistent with the transactions contemplated by this Agreement or any of the other Operative Agreements. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Quinsa Representative, whether or not such person is purporting to act on behalf of Quinsa or otherwise, shall be deemed to be a breach of this agreement by Quinsa. Quinsa shall, and shall cause its affiliates to, promptly advise AmBev orally and in writing of any other Quinsa bid or any inquiry with respect to or which could lead to any other Quinsa bid and the identity of the person making any such other bid or inquiry. The term "other Quinsa bid" shall mean any proposal for a merger or other business combination, sale of securities, sale of substantial assets, joint venture or similar transaction involving Quinsa or any of its subsidiaries.

          (b) From the date of this Agreements until the Closing Date, AmBev shall not, directly or indirectly, authorize or permit any officer, director or employee of it or its affiliates or any investment banker, attorney, accountant or other representative (the "AmBev Representatives") of it or its affiliates to, (i) solicit, initiate or encourage any other Southern bid, (ii) enter into any agreement with respect to any other Southern bid, (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any other Southern bid or (iv) disclose any intention or plan inconsistent with the foregoing; provided that AmBev may comply, to the extent required by the opinion of its counsel, with any order of any court of competent jurisdiction, stock exchange, supervisory authority, administrative agency or commission or other governmental authority or instrumentality or as expressly required by any applicable law or regulation adopted after the date hereof. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any AmBev Representative, whether or not such person is purporting to act on behalf of AmBev or otherwise, shall be deemed to be a breach of this agreement by AmBev. AmBev shall promptly advise Quinsa orally and in writing of any other Southern bid or any inquiry with respect to or which could lead to any other Southern bid and the identity of the person making any such other Southern bid or inquiry. The term "other Southern bid" shall mean any proposal for a merger or other business combination, sale of securities, sale of substantial assets, joint venture or similar transaction involving any of the Southern Companies or the Southern Beer Business.

          SECTION 5.03. Access to Information. During the period from the date of this Agreement to the Closing Date, AmBev shall, and shall cause the Southern Companies and their respective subsidiaries to, and Quinsa shall, and shall cause its subsidiaries to, afford the other party and its accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours during the period prior to the Closing, to all the personnel, properties, books, contracts, commitments, tax returns and records of the Southern Companies and the Southern Beer Business, in the case of Quinsa, and Quinsa and its subsidiaries, in the case of AmBev, and, during such period shall furnish promptly any information as the other party may reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of Quinsa or the Southern Companies and their respective subsidiaries.

          SECTION 5.04. Confidentiality. Each party acknowledges that the information being provided to it in connection with the Transactions is subject to the terms of a confidentiality agreement between Quinsa and AmBev with respect to Quinsa (the "Confidentiality Agreement") and a confidentiality agreement between AmBev Beverage Associates (BAC) Corp. and Quinsa with respect to AmBev (together with the Confidentiality Agreement, the "Confidentiality

Agreements"), the terms of which are incorporated herein by reference. Effective on the first anniversary of the earlier of any termination of this Agreement in accordance with Section 7.01 or the Closing Date, the Confidentiality Agreements shall terminate.

          SECTION 5.05. Reasonable Best Efforts. (a) On the terms and subject to the conditions of this Agreement and Section 5.05(b), each party shall use its reasonable best efforts to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its affiliates with respect to the Closing.

          (b) Each of AmBev and Quinsa shall as promptly as practicable, but in no event later than five business days following the execution and delivery of this Agreement, make any necessary filings and submissions with the antitrust authorities required pursuant to the Antitrust Laws (the "Antitrust Authorities"), for the Transactions and shall furnish any supplemental information requested in connection therewith pursuant to the Antitrust Laws. Any such filings, submissions and supplemental information shall be in substantial compliance with the requirements of the Antitrust Laws. Each of AmBev and Quinsa shall furnish to the other such information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the Antitrust Laws. AmBev and Quinsa (i) shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the Antitrust Authorities, (ii) shall comply promptly with any such inquiry or request and (iii) shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the Antitrust Laws. Any such supplemental information shall be in substantial compliance with the requirements of the Antitrust Laws. Subject to Section 7.01(a)(v), each party shall use its reasonable best efforts to obtain any clearance, consent or approval required under the Antitrust Laws for the consummation of the Transactions.

          (c) Each party shall, and shall cause its affiliates to, use its reasonable best efforts (at its own expense) to obtain as soon as practicable, and to cooperate in obtaining as soon as practicable, all consents from third parties and Governmental Entities necessary or appropriate to permit the consummation of the Transactions and the realization of the economic benefits and synergies contemplated thereby.

          SECTION 5.06. Expenses; Transfer Taxes. (a) Subject to Section 2.09 and 3.09, whether or not a Closing takes place, and except as set forth in
Article VIII or in paragraph(b) below, all costs and expenses incurred by Quinsa in connection with this Agreement and the other Operative Agreements and the Transactions, including all costs and expenses incurred pursuant to Section 5.05, shall be paid by Quinsa and all such costs and expenses incurred by AmBev shall be paid by AmBev. Notwithstanding the foregoing, it is understood and agreed that (i) Quinsa shall pay 20% and BAC (as defined in the Stock Purchase Agreement) shall pay the remainder of the fees and expenses of Davis, Polk & Wardwell, Pinhero Neto, and Elvinger, Hoss & Prussen and that BAC shall pay any other fees and expenses incurred in connection with the Transactions and (ii) the Southern Companies shall pay 20% and AmBev shall pay the remainder of the total fees and expenses of Lazard Freres & Co. LLC, Cravath, Swaine & Moore, Barbosa, Mussnich & Aragao and Bonn Schmitt Steichen; and provided further that the parties will each pay 50% of the fees of their Argentine counsel if the Closing does not occur because the condition set forth in Section 6.01(a) is not satisfied.

          (b) All taxes and fees applicable to the issuance by Quinsa of the Quinsa Shares shall be paid by Quinsa and all taxes and fees applicable to the contribution of the Southern Shares shall be paid by AmBev. Each party shall use reasonable efforts to avail itself of any available exemptions from any such taxes or fees and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

          SECTION 5.07. Publicity. From the date hereof through the Closing Date, no public release or announcement concerning the Transactions shall be issued by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by applicable United States or foreign laws, rules or regulations or the rules of any United States or foreign securities exchange or supervisory authority thereof, in which case the party required to make the release or announcement shall use all reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of AmBev and Quinsa may make internal announcements to their respective employees that are consistent with the parties' prior public disclosures regarding the Transactions after reasonable prior notice to and consultation with the other.

          SECTION 5.08. Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 5.05), as such other party may reasonably deem necessary or desirable to consummate the Transactions.

          SECTION 5.09. QIB Exchange. AmBev shall not acquire any shares of capital stock of Quilmes International (Bermuda) Ltd. ("QIB"), except from Heineken International Beheer B.V. ("HIB") in satisfaction of HIB's right to sell its shares of QIB to Quinsa under existing contractual arrangements between HIB and Quinsa. If AmBev or its affiliates so acquire any shares of capital stock of QIB, Quinsa agrees to exchange (the "QIB Exchange") such shares (the "QIB Shares"), following a written request to Quinsa by AmBev therefor, for Class B shares of Quinsa ("QIB Exchange Shares") in an amount which represents the same portion of the total capital stock of Quinsa on a fully diluted basis as such QIB shares represented of the total capital stock of QIB on a fully diluted basis; provided that the maximum number of Class B Shares that AmBev is permitted to acquire pursuant to Section 3.01 of the Shareholders Agreement shall be correspondingly reduced by the number of Class B Shares of Quinsa that would result from a QIB Exchange of any QIB Shares so acquired or, if AmBev shall have elected to exchange such QIB Shares pursuant to a QIB Exchange, the total QIB Shares resulting from such exchange. The QIB Exchange shall take place not more than 90 days following delivery to Quinsa of such request. At the closing of the QIB Exchange:

          (a) AmBev shall contribute and transfer to Quinsa and shall deliver to Quinsa (i) certificates representing the QIB Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, and (ii) such other documents as Quinsa or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement; and

          (b) Quinsa shall, against receipt of evidence of the consideration for the QIB Exchange Shares, issue and transfer to AmBev and shall deliver to AmBev (i) evidence of the registration of AmBev as holder of the QIB Exchange Shares in the shareholder register and evidence of AmBev as holder of the QIB Exchange Shares in the share register of Quinsa, or as the case may be, in any share register or account of Quinsa held by a professional depository of securities within the meaning of the Luxembourg law of August 1, 2001 on transfer of securities, and (ii) such other documents as AmBev or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.

At such closing, AmBev and Quinsa will enter into an agreement with respect to the QIB Exchange pursuant to which (i) AmBev will provide representations to Quinsa relating to AmBev, the QIB Shares to be exchanged by it and the QIB Exchange consistent with Sections 2.01, 2.02, 2.03, the first three sentences of
Section 2.04 and Section 2.05, and (ii) Quinsa will provide representations to AmBev relating to Quinsa, the QIB Exchange Shares to be issued by it and the QIB Exchange, consistent with Sections 3.01, 3.02, 3.03, 3.04, 3.05 and 3.08.

          SECTION 5.10. Adjustment upon Changes in Capitalization. In the event of any change in AmBev's or Quinsa's share capital by reason of a share dividend, split-up, subdivision or combination of shares or any recapitalization, reclassification, reorganization, consolidation, merger or similar transaction, the type and number of shares subject to the Southern Exchange and the QIB Exchange shall be adjusted appropriately to give effect to such transaction; provided that the foregoing shall not permit any transaction that is otherwise prohibited, limited or restricted by the terms of this Agreement.

          SECTION 5.11. License Agreement. At the Closing, Quinsa and AmBev will execute and deliver a license agreement in a form reasonably satisfactory to both Quinsa and AmBev granting to Quinsa and its subsidiaries a perpetual, royalty free exclusive license to use the AmBev beer brands, including the exclusive right to reproduce, display, perform, enhance and distribute the AmBev beer brands in connection with the manufacture, marketing, sale and distribution of beer in Argentina, Chile, Uruguay, Paraguay and Bolivia (the "License Agreement").

          SECTION 5.12. Distribution Agreement. At the Closing, Quinsa and AmBev will execute and deliver a distribution agreement in a form reasonably satisfactory to both Quinsa and AmBev pursuant to which AmBev will agree to distribute, all of Quinsa's beer products in Brazil on terms substantially similar to those provided under AmBev's existing distribution agreements with Miller and Carlsberg (the "Distribution Agreement").

                                   ARTICLE VI

                              Conditions Precedent

          SECTION 6.01. Conditions to Each Party's Obligation. The obligation of Quinsa to issue and transfer the Quinsa Shares to AmBev and the obligation of AmBev to transfer the Southern Shares to Quinsa is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

          (a) Governmental Approvals. All Consents of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity pursuant to the Antitrust Laws necessary for the consummation of the Southern Exchange shall have been obtained or filed or shall have occurred.

          (b) No Injunctions or Restraints. No Applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Southern Exchange shall be in effect.

          (c) Auditor Report. A report shall have been rendered by an independent auditor qualified as "reviseur d'entreprises", as required to consummate the Southern Exchange pursuant to article 26-1 of the Luxembourg Commercial Companies Law of August 10, 1915, in a form satisfying the requirements of such law.

          SECTION 6.02. Conditions to Obligation of AmBev. The obligation of AmBev to subscribe for the Quinsa Shares is subject to the satisfaction of (or waiver by AmBev), on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Quinsa in this Agreement and the Operative Agreements to which it is a party shall be true and correct in all respects (as if they were not qualified as to materiality) as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date), with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Quinsa Material Adverse Effect. AmBev shall have received a certificate signed by an authorized officer of Quinsa to such effect.

          (b) Performance of Obligations of Quinsa. Quinsa shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Quinsa, and AmBev shall have received a certificate signed by an authorized officer of Quinsa to such effect.

          (c) Opinion of Counsel. AmBev shall have received an opinion dated the Closing Date of (i) Davis Polk & Wardwell, United States counsel to Quinsa, substantially in the form of Exhibit B, (ii) Elvinger, Hoss & Prussen, Luxembourg counsel to Quinsa, substantially in the form of Exhibit C, and
     (iii) Marval, O'Farrell & Mairal, Argentine counsel to Quinsa, substantially in the form of Exhibit D.

          (d) Material Adverse Effect. Except as disclosed in the Quinsa SEC Documents filed and publicly available prior to the date of this Agreement, from the date of this Agreement through the Closing Date, there shall not have been any event, change, effect or development that, individually or in the aggregate, have had or would reasonably be expected to have a Quinsa Material Adverse Effect. AmBev shall have received a certificate signed by an authorized officer of Quinsa to such effect.

          (e) Other Documents. Quinsa shall have furnished to AmBev such other documents relating to corporate existence and authority and such other matters as AmBev or its counsel may reasonably request.

          (f) Operative Agreements. Quinsa and each other party specified therein (other than AmBev and its affiliates) shall have executed and delivered each of the Operative Agreements to which it or they are, or are specified to be, parties, substantially in the forms set forth in the Exhibits to this Agreement or the Stock Purchase Agreement or substantially in the form contemplated hereby or thereby. Quinsa shall have caused AmBev's nominees to be elected to the Board of Directors of Quinsa and its subsidiaries in accordance with the Shareholders Agreement.

          (g) Stock Purchase Agreement. The transactions required to be consummated by the Stock Purchase Agreement dated as of May 1, 2002 between AmBev and BAC (the "Stock Purchase Agreement") on the Initial Closing (as such term is defined therein) shall have been consummated or shall be consummated simultaneously with the Closing.

          SECTION 6.03. Conditions to Obligation of Quinsa. The obligation of Quinsa to issue and transfer the Quinsa Shares is subject to the satisfaction (or waiver by Quinsa) on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of AmBev made in this Agreement and the Operative Agreements to which it is a party, shall be true and correct in all respects (as if they were not qualified as to materiality), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects, on and as of such earlier date) , with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a AmBev Material Adverse Effect or a Southern Material Adverse Effect. Quinsa shall have received a certificate signed by an authorized officer of AmBev to such effect.

          (b) Performance of Obligations of AmBev. AmBev shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by AmBev, and Quinsa shall have received a certificate signed by an authorized officer of AmBev to such effect.

          (c) Opinion of AmBev's Counsel. Quinsa shall have received, an opinion dated the Closing Date of (i) Cravath, Swaine & Moore, United States counsel to AmBev, substantially in the form of Exhibit E and (ii) Barbosa, Mussnich & Aragao, Brazilian counsel to AmBev, substantially in the form of Exhibit F.

          (d) Material Adverse Effect. Except as disclosed in the AmBev SEC documents filed and publicly available prior to the date of this Agreement, from the date of this Agreement through the Closing Date, there shall not have been any event, change, effect or development that, individually or in the aggregate, have had or would reasonably be expected to have a Southern Material Adverse Effect. Quinsa shall have received a certificate signed by an authorized officer of AmBev to such effect.

          (e) Other Documents. AmBev shall have furnished to Quinsa such other documents relating to corporate existence and authority, and such other matters as Quinsa or its counsel may reasonably request.

          (f) Operative Agreements. AmBev and each other party specified therein (other than Quinsa and its affiliates) shall have executed and delivered each of the Operative Agreements to which it or they are, or are specified to be, parties substantially in the forms contemplated hereby or thereby.

          (g) Stock Purchase Agreement. The Stock Purchase Agreement shall have been executed by the parties thereto and the transactions required to be consummated thereby on the Initial Closing (as such term is defined therein) shall have been consummated or shall be consummated simultaneously with the Closing.

          SECTION 6.04. Frustration of Closing Conditions. Neither Quinsa nor AmBev may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party's failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 5.05.

                                  ARTICLE VII

                        Termination, Amendment and Waiver

          SECTION 7.01. Termination. (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Southern Exchange and the other Transactions abandoned at any time prior to the Closing:

          (i) by mutual written consent of Quinsa and AmBev;

          (ii) by Quinsa if any of the conditions set forth in Sections 6.01 or
     6.03 shall have become incapable of fulfillment, and shall not have been waived by Quinsa;

          (iii) by AmBev if any of the conditions set forth in Sections 6.01 or
     6.02 shall have become incapable of fulfillment, and shall not have been waived by AmBev;

          (iv) by Quinsa or AmBev, if the Closing does not occur on or prior to April 30, 2003; or

          (v) by either Quinsa or AmBev if, in its reasonable opinion, compliance with any condition required by the Antitrust Authorities pursuant to the Antitrust Laws would be burdensome or unduly expensive; provided, however, that prior to such termination Quinsa and AmBev shall have used its reasonable best efforts to negotiate an arrangement acceptable to it with the Antitrust Authorities for satisfying such request or condition;

provided, however, that the party seeking termination pursuant to clause (ii),
(iii) or (iv) or (v) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

For purposes of Section 7.01(a)(v), a condition required by the Antitrust Authorities shall be burdensome or unduly expensive only if (i) in the case of AmBev or Quinsa, such condition seeks (A) to prohibit or limit the ownership or operation by Quinsa or the Southern Companies or any of their respective subsidiaries of any material portion of the business or assets of Quinsa, the Southern Companies and their respective subsidiaries, taken as a whole (as if the Transactions had been completed), or to compel Quinsa or the Southern Companies or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Quinsa, the Southern Companies and their respective subsidiaries, taken as a whole (as if the Transactions had been completed), (B) to impose limitations on ability of Quinsa to acquire or hold, or exercise full rights of ownership of, the Southern Shares, including the right to vote the Southern Shares on all matters properly presented to the shareholders of the Southern Companies or (C) to prohibit Quinsa or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Southern Companies and (ii) in the case of AmBev, such condition seeks (A) to prohibit or limit the ownership or operation by AmBev or any of its subsidiaries of a material portion of the business or assets thereof, or to compel AmBev and its subsidiaries to dispose of or hold separate any material portion of the business or assets thereof, taken as a whole (as if the Transactions had been completed), or (B) to impose limitations on ability of AmBev to acquire or hold, or exercise full rights of ownership of, the Quinsa Shares, including the right to vote the Quinsa Shares on all matters properly presented to the shareholders of Quinsa.

          (b) In the event of termination by any party pursuant to this Section 7.01, written notice thereof shall forthwith be given to the other and the Transactions shall be terminated, without further action by any party. If the Transactions are terminated as provided herein:

          (i) the parties shall return all documents and other material received from the other relating to the Transactions, whether so obtained before or after the execution hereof; and

          (ii) all confidential information received by Quinsa with respect to the business of AmBev and its subsidiaries or by AmBev with respect to the business of Quinsa and its subsidiaries shall be treated in accordance with the Confidentiality Agreements, which shall remain in full force and effect notwithstanding the termination of this Agreement.

          SECTION 7.02. Effect of Termination. If this Agreement is terminated and the Transactions are abandoned as described in Section 7.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 5.04 relating to the obligations of Quinsa and AmBev to keep confidential certain information and data obtained by them, (ii) Section
5.06 relating to certain expenses, (iii) Sections 2.09 and 3.09 relating to finder's fees and broker's fees, (iv) Section 7.01 and this Section 7.02, (v)
Section 5.07 relating to publicity and (vi) Article VIII. Nothing in this
Section 7.02 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

          SECTION 7.03. Amendments and Waivers. (a) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, Quinsa, on the one hand, or AmBev, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                                  ARTICLE VIII

                               General Provisions

          SECTION 8.01. Survival. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall survive the Closing for a period of one year; provided, however, that (i) the provisions of Sections 2.04 and 3.04 shall survive the Closing without limit as to time and (ii) if either party gives notice to the other of any action, suit or other proceeding or any claim or investigation in connection with the Transactions that is pending or threatened as of the expiration of the one-year period after the Closing, such representations and warranties shall survive until the resolution of such action, suit, proceeding, claim or investigation.

          SECTION 8.02. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party (including by operation of law in connection with a merger or consolidation of such party) without the prior written consent of the other party hereto. Notwithstanding the foregoing, (a) Quinsa may assign its right to acquire the Southern Shares to one or more subsidiaries of Quinsa without the prior written consent of AmBev, and (b) AmBev may assign its right to acquire the Quinsa Shares to one or more subsidiaries of AmBev without the prior written consent of Quinsa; provided, however, that no assignment shall limit or affect the assignor's obligations hereunder. Any attempted assignment in violation of this
Section 8.02 shall be void.

          SECTION 8.03. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

          SECTION 8.04. Attorney Fees. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

          SECTION 8.05. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by fax or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or fax, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

(i)      if to Quinsa,

         Teniente General Peron 667
         Buenos Aires, Argentina, 1038

         Attention: Agustin Garcia Mansilla

         with a copy to:

         Davis Polk & Wardwell
         450 Lexington Avenue
         New York, New York, 10017,

         Attention of Diane Kerr; and

(ii)     if to AmBev,

         Companhia de Bebidas das Americas -- AmBev
         Avenida Maria Coelho Aguiar, 215-Bloco F
         6(degree) andar
         05801-900 Sao Paulo
         Brazil

         Attention: Felipe Dutra

         with a copy to:

         Cravath, Swaine & Moore
         Worldwide Plaza
         825 Eighth Avenue
         New York, New York  10019

         Attention: David Mercado.


          SECTION 8.06. Interpretation; Exhibits and Schedules; Certain Definitions. (a) The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, subprovision, section or subsection of any Schedule shall, unless the context otherwise manifestly requires, be deemed set forth for all purposes of the Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

          (b) For all purposes hereof:

          "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

          "including" means including, without limitation.

          "person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

          "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such first person.

          The following terms are defined in the Section set forth opposite the term:

                 Term                                Section

                 AmBev                               preamble
                 AmBev Material Adverse Effect       2.01
                 AmBev Representatives               5.02(b)
                 Antitrust Authorities               5.05(b)
                 Antitrust Laws                      2.03

                 Applicable Law                      2.03
                 Class B shares                      1.01(a)
                 Closing                             1.02
                 Closing Date                        1.02
                 Confidentiality Agreement           5.04
                 Confidentiality Agreements          5.04
                 Consent                             2.03
                 Contract                            2.03
                 Distribution Agreement              5.12
                 Exchange Act                        2.03
                 GAAP                                3.07(e)
                 Governmental Entity                 2.03
                 Heineken                            5.02(a)
                 HIB                                 5.09
                 Judgment                            2.03
                 License Agreement                   5.11
                 Liens                               2.03
                 Luxembourg GAAP                     3.06(b)
                 net debt                            2.06
                 Operative Agreements                2.02
                 Other Quinsa bid                    5.02(a)
                 Other Southern bid                  5.02(b)
                 Outstanding Quinsa Capital Stock    3.04
                 QIB                                 5.09
                 QIB Exchange                        5.09
                 QIB Exchange Shares                 5.09
                 QIB Shares                          5.09
                 Quinsa                              preamble
                 Quinsa Material Adverse Effect      3.02
                 Quinsa Representatives              5.02(a)
                 Quinsa SEC Documents                3.06(a)
                 Quinsa Shares                       1.01(a)
                 Restructuring                       1.01(b)
                 Restructuring Plan                  1.01(b)

                 Rights                              2.04
                 SEC                                 3.06(a)
                 Securities Act                      2.05
                 Southern Beer Business              1.01(b)
                 Southern Business Holding Company   1.01(b)
                 Southern Business Assets            1.01(b)
                 Southern Companies                  1.01(a)
                 Southern Exchange                   1.01(a)
                 Southern Holding Shares             1.01(a)
                 Southern Material Adverse Effect    2.01
                 Southern Shares                     1.01(a)
                 Stock Purchase Agreement            preamble
                 Transactions                        2.01
                 Voting Quinsa Debt                  3.04
                 Voting Southern Debt                2.04


          SECTION 8.07. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. An executed counterpart of this Agreement delivered by fax shall be deemed to be an original and shall be as effective for all purposes as delivery of a manually executed counterpart.

          SECTION 8.08. Entire Agreement. This Agreement and the Operative Agreements contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Operative Agreements.

          SECTION 8.09. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

          SECTION 8.10. Arbitration. (a) Any and all differences, controversies and disputes of any nature whatsoever arising out of or relating to this Agreement or any Operative Agreement, including without limitation any dispute relating to its validity, interpretation, performance or termination, shall be referred to three arbitrators, all of which shall be appointed by the Court of Arbitration of the International Chamber of Commerce. The arbitrators shall proceed according to the Rules of Arbitration of the International Chamber of Commerce. The arbitration proceedings shall be conducted in the English language and the seat of the arbitration shall be New York City (United States of America). The arbitrators appointed in connection herewith shall be knowledgeable of New York laws and fluent in the English language.

          (b) All submissions and awards in relation to arbitration under this Agreement shall be made in English, and all arbitration proceedings and all pleadings shall be in English. Witnesses not fluent in English may give evidence in their native tongue (with appropriate translation). Original documents in a language other than English shall be submitted as evidence in English translation accompanied by the original or true copy thereof.

          (c) The procedural rules governing arbitration hereunder shall be established by the arbitrators; provided that (i) each party may call upon the other party to supply the arbitrators with documents in such other party's control relevant to the dispute; (ii) each party shall be entitled to present the oral testimony of witnesses as to fact and expert witnesses; (iii) each party shall be entitled to question directly any witnesses who present testimony to the arbitrators and (iv) at the request of any party, a written transcript in English shall be made of each hearing before the arbitrators and shall be furnished to the parties. The arbitrators may, at the request of any party, order provisional or conservatory measures.

          (d) Each party participating in such arbitration shall pay its own legal fees and expenses incurred in connection with the arbitration and the expense of any witness produced by it. The cost of any stenographic record and all transcripts thereof shall be pro-rated equally among all parties ordering copies and shall be paid by the parties directly to the reporting agency. All other expenses of the arbitration, including required traveling and other expenses and fees of the arbitrators and the expenses of any witness or the cost of any proof produced at the request of the arbitrators, shall be borne as determined by the arbitrators.

          (e) Any award shall be final and not subject to appeal and the parties waive all challenge to any award of the arbitrators under this Section 8.10. Any award may be entered or presented by any of the parties for enforcement in any court of competent jurisdiction sitting in New York, New York, and the parties hereby consent to the jurisdiction of such court solely for purposes of enforcement of any award. Each party further agrees that service of any process, summons, notice or document in the manner provided for notices in Section 8.05 shall be effective service for purposes of any such enforcement action.

          SECTION 8.11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

          IN WITNESS WHEREOF, AmBev and Quinsa have duly executed this Agreement as of the date first written above.

                                        COMPANHIA DE BEBIDAS DAS AMERICAS -
                                        AMBEV


                                        by
                                          ------------------------------------
                                          Name:
                                          Title:




F                                       by
                                          ------------------------------------
                                          Name:
                                          Title:


                                        QUILMES INDUSTRIAL (QUINSA)
                                        SOCIETE ANONYME,


                                        by
                                          ------------------------------------
                                          Name:
                                          Title: